 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-265347
PROSPECTUS
VACASA, INC.
317,447,755 SHARES OF CLASS A COMMON STOCK
This prospectus relates to (i) the resale from time to time by the selling shareholders named herein (each, a “Selling Shareholder,” and collectively, the “Selling Shareholders”) of 112,520,522 shares of Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), of Vacasa, Inc., a Delaware corporation, outstanding on the date of this prospectus, and (ii) the issuance by us and the resale from time to time by the Selling Shareholders of (a) 196,700,385 shares of Class A Common Stock we may issue in exchange for common units (“OpCo Units”) of Vacasa Holdings LLC (“Vacasa Holdings”) currently held, directly or indirectly, by the existing securityholders of Vacasa Holdings prior to the Business Combination (as defined herein), upon the terms and subject to the conditions set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa Holdings (the “OpCo LLC Agreement”) and our amended and restated certificate of incorporation (“Certificate of Incorporation”) (excluding those OpCo Units that remained subject to time-based vesting requirements as of the initial filing date of the registration statement of which this prospectus forms a part), and (b) 8,226,848 shares of Class A Common Stock we may issue upon the conversion of shares of our Class G common stock, par value $0.00001 per share (the “Class G Common Stock”), pursuant to the terms of our Certificate of Incorporation.
We are registering the resale of shares of Class A Common Stock as required by (i) a registration rights agreement, dated as of December 6, 2021 (the “Registration Rights Agreement”), entered into by and among us and certain holders of our Class A Common Stock (or, in certain cases, other securities convertible into or exchangeable for shares of our Class A Common Stock), and (ii) the subscription agreements (the “Subscription Agreements”) and forward purchase agreements (the “Forward Purchase Agreements”) entered into by and among us, TPG Pace Solutions Corp. and certain qualified institutional buyers and accredited investors relating to the purchase of shares of Class A Common Stock in private placements consummated in connection with the Business Combination. We are also registering (i) the resale of shares of Class A Common Stock that were issued upon the settlement of certain stock appreciation rights granted under our 2016 Equity Compensation Incentive Plan (the “2016 Plan”), and (ii) the issuance and resale of shares of Class A Common Stock issued or issuable in exchange for the OpCo Units currently held, directly or indirectly, by the existing securityholders of Vacasa Holdings prior to the Business Combination that are not party to the Registration Rights Agreement (excluding those OpCo Units that remained subject to time-based vesting requirements as of the initial filing date of the registration statement of which this prospectus forms a part).
We will not receive proceeds from the resale of the shares of Class A Common Stock by the Selling Shareholders.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock.
Our Class A Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “VCSA.” On January 17, 2023, the last reported sale price of our Class A Common Stock on Nasdaq was $1.74 per share.
INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR CLASS A COMMON STOCK.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 18, 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Shareholders named in this prospectus (including, if applicable, the donees, pledgees, transferees, assignees, designees, distributees or other successors-in-interest who later come to hold any of the interest of any such Selling Shareholder in the securities registered hereby other than through a public sale) may, from time to time, sell up to 317,447,755 shares of our Class A Common Stock in one or more offerings as described in this prospectus. To the extent required under applicable law in connection with a particular offering of such securities by the Selling Shareholders, we or the Selling Shareholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted under applicable law, we and the Selling Shareholders may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Any such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any applicable free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor and the Selling Shareholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Selling Shareholders guarantee the accuracy or completeness of this information and neither we nor the Selling Shareholders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
In addition, this prospectus and the documents incorporated by reference herein include references to trademarks, trade names and service marks belonging to us and to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus or the documents incorporated by reference herein may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we or the applicable owner or licensor, as the case may be, will not assert, to the fullest extent permitted under applicable law, our or its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trademarks, trade names and/or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
When we refer to “Vacasa,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Vacasa, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires. When we refer to “you,” we mean the potential holders of the shares of Class A Common Stock offered by this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including any statements regarding our results of operations, financial position, growth strategy, seasonality, business strategy, policies, and approach are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Without limiting the foregoing, in some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would”, or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. No forward-looking statement is a guarantee of future results, performance, or achievements, and one should avoid placing undue reliance on such statements. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to us. Such beliefs and assumptions may or may not prove to be correct. Additionally, such forward-looking statements are subject to a number of known and unknown risks, uncertainties, and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:
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our ability to achieve profitability;

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our ability to manage and sustain our growth;

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the effects of the novel coronavirus (“COVID-19”) pandemic, including as a result of new strains or variants of the virus, on our business, the travel industry, travel trends, and the global economy generally;

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the effects of global economic and capital markets conditions, such as rising energy prices, inflation and interest rates, on our business, the travel industry, travel trends, and the global economy generally;

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our expectations regarding our financial performance, including our revenue, costs, and Adjusted EBITDA;

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our ability to attract and retain homeowners and guests;

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our ability to compete in our industry;

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our expectations regarding the resilience of our model, including in areas such as domestic travel, short-distance travel, and travel outside of top cities;

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the effects of seasonal trends on our results of operations;

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the potential for future impairments of our long-lived assets or goodwill;

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our ability to make required payments under our credit agreement and to comply with the various requirements of our indebtedness,

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our ability to effectively manage our exposure to fluctuations in foreign currency exchange rates;

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the anticipated increase in expenses associated with being a public company;

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anticipated trends, developments, and challenges in our industry, business, and the highly competitive markets in which we operate;

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the sufficiency of our cash and cash equivalents to meet our liquidity needs;

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our ability to anticipate market needs or develop new or enhanced offerings and services to meet those needs;

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our ability to expand into new markets and businesses, expand our range of homeowner services, and pursue strategic acquisition and partnership opportunities;

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our ability to successfully acquire and integrate companies and assets;

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our ability to manage expansion into international markets;

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our ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to our business both in the United States and internationally and our expectations regarding various laws and restrictions that relate to our business;

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our expectations regarding our tax liabilities and the adequacy of our reserves;

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our ability to effectively manage our growth, expand our infrastructure, and maintain our corporate culture;

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our ability to identify, recruit, and retain skilled personnel, including key members of senior management;

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the effects of labor shortages and increases in wage and labor costs in our industry;

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the safety, affordability, and convenience of our platform and our offerings;

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our ability to keep pace with technological and competitive developments;

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our ability to maintain and enhance brand awareness;

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our ability to successfully defend litigation brought against us and our ability to secure adequate insurance coverage to protect the business and our operations; and

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our ability to maintain, protect, and enhance our intellectual property.

Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. Moreover, we operate in a very competitive and rapidly changing environment. It is not possible to predict or identify all such risks.
The forward-looking statements in this prospectus are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements and our actual future results, levels of activity, performance, and achievements may be materially different from what we expect.
These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of any new information, future events, or otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is http://www.vacasa.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of our Class A Common Stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
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Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 21, 2022.

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The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2022.

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 12, 2022, August 11, 2022 and November 10, 2022, respectively.

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Our Current Reports on Form 8-K filed with the SEC on May 25, 2022, August 24, 2022 and October 14, 2022.

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The audited financial statements and related notes thereto of TurnKey Vacation Rentals, Inc. as of and for the year ended December 31, 2020, and the unaudited financial statements and related notes thereto of TurnKey Vacation Rentals, Inc. as of March 31, 2021 and for the period from January 1, 2021 to March 31, 2021, which, in each case, are included in our prospectus, dated June 3, 2022 (File No. 333-265347), filed with the SEC on June 3, 2022 pursuant to Rule 424(b) under the Securities Act.

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The audited financial statements and related notes thereto of TPG Pace as of January 8, 2021 and for the period from January 4, 2021 to January 8, 2021, and the unaudited financial statements and related notes thereto of TPG Pace as of September 30, 2021 and for the period from January 4, 2021 to September 30, 2021, which, in each case, are included in our prospectus, dated June 3, 2022 (File No. 333-265347), filed with the SEC on June 3, 2022 pursuant to Rule 424(b) under the Securities Act.

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The description of our Class A Common Stock incorporated by reference in our registration statement on Form 8-A, dated December 7, 2021 (File No. 001-41130), filed with the SEC on December 7, 2021, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, as well as any additional amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Vacasa, Inc.
850 NW 13th Avenue
Portland, OR 97209
Telephone: (503) 345-9399
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
We are reimagining the vacation rental experience for homeowners and guests through our end to end technology platform.
We are the leading vacation rental management platform in North America with over five million Nights Sold during the year ended December 31, 2021. Our integrated technology and operations platform is designed to optimize vacation rental income and home care for homeowners, offers guests a seamless, reliable, and high quality experience with exceptional service, and provides distribution partners with valuable and high performing home listings. Our global marketplace aggregates more than 35,000 exclusive listings in over 400 destinations throughout North America, Belize, and Costa Rica. Our guests are able to search, discover, and book properties on vacasa.com, our Guest app, and on the booking sites of over 100 distribution partners including Airbnb, Booking.com, and Vrbo. During the year ended December 31, 2021, we generated approximately $1.9 billion in Gross Booking Value (“GBV”) from approximately five million Nights Sold.
Vacasa, Inc. was originally formed on July 1, 2021 under the name Voyage Newco, Inc., for purposes of consummating a business combination with TPG Pace Solutions Corp. (“TPG Pace”), a blank check company incorporated as a Cayman Islands exempted company incorporated on January 4, 2021. In July 2021, Voyage Newco, Inc. changed its name to Vacasa, Inc. On December 6, 2021, we consummated the business combination (the “Business Combination”) contemplated by that certain business combination agreement, dated as of July 28, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among TPG Pace, Vacasa Holdings, Turnkey Vacations, Inc. (“TK Newco”), certain other Vacasa Holdings equity holders (together with TK Newco, the “Blockers”), us, and certain other parties, pursuant to which, among other things, TPG Pace merged with and into us, following which the separate corporate existence of TPG Pace ceased and we became the surviving corporation.
Our principal executive offices are located at 850 NW 13th Avenue, Portland, Oregon 97209, and our telephone number is (503) 345-9399. Our website address is www.vacasa.com. Information contained on our website is not a part of this registration statement, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS
Investment in our Class A Common Stock involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” (or any similarly titled section) included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS
All of the shares of Class A Common Stock offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their shares of Class A Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF VACASA, INC.
The following unaudited pro forma condensed combined financial information is applicable only with respect to offers and sales of securities made prior to the filing of, and shall be deemed to be superseded by the information contained in, our Annual Report on Form 10-K for the year ended December 31, 2022. See “Where You Can Find More Information; Incorporation by Reference.”
Introduction
The following unaudited pro forma condensed combined financial information is presented to aid you in your analysis of the financial aspects of the completed acquisition of the operations of TurnKey Vacation Rentals, LLC (formerly known as TurnKey Vacation Rentals, Inc.) (“TurnKey”) by Vacasa Holdings (the “TurnKey Acquisition”) and the Business Combination (together with the TurnKey Acquisition, the “Transactions”). On April 1, 2021, Vacasa Holdings acquired the operations of TurnKey, a provider of property management and marketing services for residential real estate owners in the United States. On December 6, 2021, the Company consummated the Business Combination, by and among TPG Pace, Vacasa Holdings, the Blockers, Vacasa, Inc., and certain other parties pursuant to which, among other things, TPG Pace merged with and into Vacasa, Inc., following which the separate corporate existence of TPG Pace ceased and Vacasa, Inc. became the surviving corporation.
The following unaudited pro forma condensed combined financial information presents the combination of historical financial information of Vacasa, Inc. and TurnKey, adjusted to give effect to the TurnKey Acquisition and the effects of the Business Combination on the historical financial information of Vacasa, Inc. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The TurnKey Acquisition was consummated on April 1, 2021, and, as such, the TurnKey financial information is included in Vacasa, Inc.’s balance sheet as of December 31, 2021 and in Vacasa, Inc.’s statement of operations for the nine months ended September 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combine the statement of operations of Vacasa, Inc. for the year ended December 31, 2021 and the historical statement of operations of TurnKey for the three months ended March 31, 2021 on a pro forma basis as if the TurnKey Acquisition, summarized in Note 1 below, had been consummated on January 1, 2021, the beginning of the earliest period presented. The Business Combination was consummated on December 6, 2021 and, as such, the effects of the Business Combination are included in Vacasa, Inc.’s balance sheet as of December 31, 2021 and in Vacasa, Inc.’s statement of operations for the nine months ended September 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Business Combination as if it had been consummated on January 1, 2021.
The audited consolidated statement of operations of Vacasa, Inc. as of and for the year ended December 31, 2021 is included in our Annual Report on Form 10-K for the year ended December 31, 2021 (our “2021 Annual Report”), which is incorporated by reference into this prospectus. The historical financial information of TurnKey was derived from the unaudited statement of operations of TurnKey for the three months ended March 31, 2021, and is also incorporated by reference into this prospectus. This information should be read together with the accompanying notes to the unaudited pro forma condensed combined statement of operations included herein, as well as Vacasa, Inc.’s, and TurnKey’s historical financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other financial information, in each case, incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”
The following unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information currently available and methodologies, as described in the accompanying notes to the unaudited pro forma condensed combined financial information referred to below. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent Vacasa, Inc.’s consolidated results of operations or consolidated financial position that would actually have occurred had the Transactions been consummated on the dates assumed or the consolidated results of operations or consolidated financial position that may be expected for any future date or period.
The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS OF VACASA, INC.
	For The Year Ended December 31, 2021
	Vacasa, Inc. Historical	Turn Key Historical, As Adjusted	Transaction Accounting Adjustments	Notes	Vacasa, Inc., as adjusted Pro Forma Combined
	(in thousands, except per share amounts)
Revenue	$889,058	$31,562	$—		$920,620
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	440,753	11,406	124	(a)	452,283
Operations and support	186,984	7,141	2,539	(a)	196,664
Technology and development	48,709	1,946	1,264	(a)	51,919
Sales and marketing	187,904	7,584	2,126	(a)	197,614
General and administrative	88,835	5,886	2,258	(a)	96,979
Depreciation	17,110	241	—		17,351
Amortization of intangible assets	44,163	—	6,440	(b)	50,603
Total operating costs and expenses	1,014,458	34,204	14,751		1,063,413
Loss from operations	(125,400)	(2,642)	(14,751)		(142,793)
Interest income	36	4	—		40
Interest expense	(31,723)	(60)	60	(c)	(1,030)
			30,693	(d)
Other income, net	3,280	—	—		3,280
Loss before income taxes	(153,807)	(2,698)	16,002		(140,503)
Income tax expense	784	90	—		874
Net Loss	$(154,591)	$(2,788)	$16,002		$(141,377)
Loss attributable to remeasurement of redeemable convertible preferred units	(426,101)	—	426,101	(e)	—
Net loss including remeasurement of redeemable convertible preferred units	(580,692)	(2,788)	442,103		(141,377)
Less: Net loss attributable to Vacasa Holdings LLC prior to the reorganization	(555,437)	—	555,437	(e)	—
Less: Net loss attributable to redeemable noncontrolling interest	(12,558)	—	(60,380)	(f)	(72,938)
Net loss attributable to Class A Common Stockholders	$(12,697)	$(2,788)	$(52,954)		$(68,439)
Net loss per share of Class A Common Stock, basic and diluted(1)	$(0.06)				$(0.32)
Weighted-average shares of Class A Common Stock outstanding, basic and diluted(1)	214,794				214,794

(1)
The historical Net loss per share of Vacasa, Inc. and weighted-average shares of Class A Common Stock outstanding for the year ended December 31, 2021 represents only the period of December 6, 2021 to December 31, 2021.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION:
1.
Description of Transaction

Acquisition of TurnKey
On April 1, 2021, Vacasa Holdings acquired the operations of TurnKey, a provider of property management and marketing services for residential real estate owners in the United States. Pursuant to the acquisition agreement, Vacasa Holdings acquired the operations of TurnKey for cash consideration of $45.0 million and Vacasa Holdings common units with a fair value of approximately $573.8 million. The TurnKey Acquisition expanded Vacasa, Inc.’s footprint of vacation properties under management in then-current and adjacent markets. Refer to Note 4 “Acquisitions” to our audited financial statements for the year ended December 31, 2021, included in our 2021 Annual Report, which is incorporated herein by reference.
Reverse Recapitalization
On December 6, 2021, Vacasa, Inc. consummated the Business Combination with TPG Pace, by and among TPG Pace, Vacasa Holdings, the Blockers, Vacasa, Inc., and certain other parties pursuant to which, among other things, TPG Pace merged with and into Vacasa, Inc., following which the separate corporate existence of TPG Pace ceased and Vacasa, Inc. became the surviving corporation (the “Reverse Recapitalization”). Refer to Note 3 “Reverse Recapitalization” to our audited financial statements for the year ended December 31, 2021, included in our 2021 Annual Report, which is incorporated herein by reference.
For purposes of the unaudited pro forma condensed combined financial information, both the TurnKey Acquisition and the Business Combination are considered to have been consummated on January 1, 2021.
2.
Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” using the acquisition method of accounting and is based on the consolidated financial statement of Vacasa, Inc., the historical consolidated financial statements of TurnKey, and the known impacts from the Business Combination.
The acquisition method of accounting applied in connection with the TurnKey Acquisition is based on ASC 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.
ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the acquisitions are completed at the then-current market price.
ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Vacasa, Inc. may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Vacasa, Inc.’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of completion of the acquisition, primarily at their respective fair values and added to those of Vacasa, Inc.
The financial statements and reported results of operations of Vacasa, Inc. issued after completion of the TurnKey Acquisition reflect these values but will not be retroactively restated to reflect the historical financial position or results of operations of TurnKey.
Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs incurred for the TurnKey Acquisition are estimated to be approximately $11.2 million for the year ended December 31, 2021.
The unaudited pro forma condensed combined financial information is required to include adjustments which give effect to events that are directly attributable to the TurnKey Acquisition regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. As a result, acquisition-related transaction costs described above are presented in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2021 as if transaction costs were incurred on January 1, 2021.
The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2021 has been prepared and should be read in conjunction with, the historical TurnKey (unaudited) and Vacasa, Inc. audited financial statements and related notes which, in each case, are incorporated herein by reference. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, or cost savings that may be associated with the TurnKey Acquisition.
The pro forma adjustments reflecting the consummation of the TurnKey Acquisition are based on certain currently available information and certain assumptions and methodologies that Vacasa, Inc. believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is possible that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Vacasa, Inc. believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the TurnKey Acquisition based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The ownership retained by the sellers of Vacasa Holdings after the Business Combination is reflected as noncontrolling interest in the unaudited pro forma condensed combined statement of operations. For purposes of the unaudited pro forma condensed combined financial information, the noncontrolling interest ownership of the Company assumes that the TurnKey Acquisition had happened concurrently with the Business Combination as of January 1, 2021, resulting in a noncontrolling interest ownership of approximately 49.7%.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of Vacasa, Inc. would have been had the Transactions taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of Vacasa, Inc.
3.
Accounting Policies and Reclassifications

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Vacasa, Inc.’s audited financial statements as of and for the year ended December 31, 2021.
Certain reclassification and classification adjustments have been made to the unaudited pro forma condensed combined financial information to conform TurnKey’s historical statement of operations to

Vacasa, Inc.’s financial statement presentation, as shown in the table below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Vacasa, Inc.
TURNKEY
HISTORICAL STATEMENT OF OPERATIONS
	Three Months Ended March 31, 2021
	TurnKey Historical, Before Reclassifications	Reclassifications	TurnKey Historical, As Adjusted
	(in thousands)
Revenues	$30,618	$944	$31,562
Cost of revenues	14,266	(14,266)	—
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	—	11,406	11,406
Operations and support	—	7,141	7,141
Technology and development	—	1,946	1,946
Employee compensation and benefits	9,936	(9,936)	—
Transaction costs	3,495	(3,495)	—
General and administrative	3,006	2,880	5,886
Sales and marketing	2,025	5,559	7,584
Travel	291	(291)	—
Depreciation and amortization	241	(241)	—
Depreciation	—	241	241
Total operating expenses	18,994	15,210	34,204
Loss from operations	(2,642)	—	(2,642)
Other income (expense):
Interest income	4	—	4
Interest expense	(60)	—	(60)
Other expense, net	—	—	—
Total other income, net	(56)	—	(56)
Loss before income taxes	(2,698)	—	(2,698)
Income tax expense	90		90
Net loss	$(2,788)	$—	$(2,788)

4.
Purchase Price Allocation

The following table shows the allocation of the purchase price for TurnKey’s assets acquired and liabilities assumed (in thousands):
(in thousands)
Cash Consideration	$45,000
Fair Value of issued Common units of Vacasa Holdings	573,800
Total purchase consideration paid	$618,800
Recognized Amounts Of Identifiable Assets Acquired And Liabilities Assumed
Cash and cash equivalents	$40,461
Restricted cash	14,444
Accounts receivable, net	3,548
Prepaid expenses and other current assets	7,614
Property and equipment	1,494
Intangible assets	107,600
Accounts payable	(9,334)
Funds payable to owners	(24,711)
Hospitality and sales taxes payable	(5,748)
Deferred revenue	(8,097)
Future Stay Credits	(10,601)
Accrued expenses and other liabilities	(8,474)
Other long-term liabilities	(6,385)
Total identifiable net assets	101,811
Goodwill	516,989
Net Assets Acquired	$618,800
Identified intangible assets consist of the following, including the estimated amortization expense included in the unaudited pro forma condensed combined statement of operations:
Identifiable Intangible Assets	Fair Value (in thousands)	Estimated Useful Life (in years)	Amortization Expense For The Three Months Ended March 31, 2021
Homeowner contracts	$102,300	5	$5,115
Database and listings	3,400	1	850
Trademark, trade name, brand name	1,900	1	475
	$107,600		$6,440

5.
Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 to illustrate the effects of the Transactions and has been prepared for informational purposes only. Release No. 33-10786 replaces the previously existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Vacasa, Inc. has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:
(a)
Represents $8.3 million in incremental equity-based compensation expense associated with the modification of the historical unit appreciation rights (“UAR”) plan of Vacasa Holdings for the year ended December 31, 2021 as if the modification occurred on January 1, 2021. Concurrent with the execution of the Business Combination, the historical Vacasa Holdings UAR awards were modified to allow for replacement by an equivalent number of Vacasa, Inc. stock appreciation rights awards, adjusted for any conversion factor, and the existing performance condition will be deemed satisfied upon the consummation of the Business Combination and continued service by the holder for a period of 180 days after the Business Combination. All existing service vesting requirements under the original UAR awards were otherwise not modified. As a result of the modification and the performance condition becoming probable of achievement as of the Business Combination, Vacasa, Inc. recorded a cumulative catch-up adjustment for equity-based compensation expense for the portion of the service period rendered from the modification date to the Business Combination date based on the modification date fair value of the award. Further, Vacasa, Inc, recognized equity-based compensation expense for the portion of the requisite service rendered after the Business Combination date in the periods subsequent to the Business Combination.

(b)
Reflects pro forma adjustment for estimated amortization of acquired TurnKey’s intangible assets. See Note 4 for further information on acquired intangible assets, including estimated useful lives.

(c)
Reflects elimination of historical interest expense incurred by TurnKey related to i) its Paycheck Protection Program loan which liability was retained by the prior owners of TurnKey and for which Vacasa, Inc. was indemnified, and ii) TurnKey’s line-of-credit which was extinguished as a condition of the Business Combination.

(d)
Represents the changes in the Company’s historical interest expense following the conversion of the Company’s D-1 Convertible Notes, including cash interest, paid-in-kind interest, amortization of debt issuance costs and recognition of a contingent beneficial conversion feature, to the Company’s Series D-1 Redeemable Convertible Preferred Units. Accordingly, interest expense decreased by $30.7 million for the year ended December 31, 2021.

(e)
Represents elimination of the historical Vacasa Holdings items reclassified in connection with the reverse recapitalization, including i) fair value remeasurement of redeemable convertible preferred units and ii) allocation of net income (loss), as the Business Combination is assumed to have closed on January 1, 2021.

(f)
Reflects adjustments to allocate total combined net income (loss) attributable to noncontrolling interest based on the pro forma noncontrolling interest ownership of approximately 49.8% as of December 31, 2021.

6.
Pro Forma Net Loss per Share

The weighted-average pro forma basic and diluted shares of Class A Common Stock outstanding is reflective of the total number of Class A Common Stock issued at the time of the Business Combination. Pro forma net loss per share is calculated based on pro forma net loss attributable to Class A Common Stockholders divided by the weighted-average pro forma basic and diluted shares of Class A Common Stock outstanding. The pro forma diluted net loss per share does not consider the impact of certain securities that would be anti-dilutive due to the pro forma net loss position, and thus pro forma basic and diluted net loss per share are the same value.
7.
Forward-Looking Statements

The unaudited pro forma condensed combined financial information is forward-looking and involves a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: the possibility that the expected synergies from the TurnKey Acquisition will not be realized, or will not be realized within the expected time period; the risk that the business will not be integrated successfully; the possibility that disruption from the acquisition may make it more difficult to maintain business and operational relationships; difficulty in integrating personnel, operations and financial and other controls and systems, and retaining key employees and customers; Vacasa, Inc.’s and TurnKey’s ability to accurately predict future market conditions; and the risk of new and changing regulation and public policy in the U.S. These forward-looking statements speak only as of the date of this prospectus and Vacasa, Inc. does not assume any obligation to update or revise any forward-looking statements, whether as a result of new information, future events and developments or otherwise, except as required by law.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), the Stockholders Agreement, dated as of December 6, 2021, by and among us and the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders and the EB Stockholders (each as defined therein) (the “Stockholders Agreement”), and the General Corporation Law of the State of Delaware (the “DGCL”), may not contain all the information you should consider before investing in our Class A Common Stock. This description is summarized from, and qualified in its entirety by reference to, the full text of the Certificate of Incorporation, the Bylaws and the Stockholders Agreement, which have been publicly filed with the SEC, and the applicable provisions of the DGCL. See “Where You Can Find More Information; Incorporation by Reference.”
Authorized and Outstanding Capital Stock
Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of Class A Common Stock, 500,000,000 shares of Class B common stock, par value $0.00001 per share (the “Class B Common Stock”), 30,000,000 shares of Class G common stock, par value $0.00001 per share (the “Class G Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”), and 30,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).
Common Stock
Voting
Pursuant to our Certificate of Incorporation, the holders of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law.
Holders of our Class A Common Stock and our Class B Common Stock are entitled to one vote per share on all matters submitted to stockholders for their vote or approval. The holders of our Class G Common Stock are not entitled to vote (except as required by applicable law).
The Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders, and the EB Stockholder control, as a group, more than a majority of the combined voting power of our Common Stock as a result of their ownership of our Class A Common Stock and our Class B Common Stock and the Stockholders Agreement. Accordingly, the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders, and the EB Stockholder have significant influence over the management and affairs of our company and, acting together, have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and the approval of significant corporate transactions, including any merger, consolidation or sale of all or substantially all of our assets and the issuance or redemption of equity interests in certain circumstances. This concentration of ownership and voting power could delay, defer or even prevent an acquisition by a third party or other change of control of Vacasa, Inc. and may make some transactions more difficult or impossible without the support of the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders, and the EB Stockholder, even if such events are in the best interests of minority stockholders.
Our Class G Common Stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of our Class G Common Stock to vote, with one vote per share, on a matter if we were to:
•
change the par value of our Class G Common Stock; or

•
amend our Certificate of Incorporation to alter the powers, preferences, or special rights of our Class G Common Stock as a whole in a way that would adversely affect the holders of our Class G Common Stock.

As a result, in these limited instances, the holders of a majority of our Class G Common Stock could defeat any amendment to the Certificate of Incorporation. For example, if a proposed amendment to the

Certificate of Incorporation provided for our Class G Common Stock to rank junior to our Class A Common Stock or our Class B Common Stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the separate vote of the holders of our Class G Common Stock, with each share of our Class G Common Stock entitled to one vote per share. In this instance, the holders of a majority of our Class G Common Stock could defeat that amendment to the Certificate of Incorporation.
Dividends
The holders of our Class A Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds.
The holders of our Class B Common Stock and our Class G Common Stock will not have any right to receive dividends other than stock dividends consisting of shares of our Class B Common Stock and our Class G Common Stock, respectively, paid proportionally with respect to each outstanding share of the applicable class of our Common Stock, in connection with a stock dividend declared and paid on our Class A Common Stock. Stock dividends with respect to each class of our Common Stock may only be paid with shares of our Common Stock of the same class.
Merger, Consolidation or Tender or Exchange Offer
The holders of our Class A Common Stock, our Class B Common Stock and our Class G Common Stock will not be entitled to receive economic consideration for their shares in a form that is different from, or in an amount that is in excess of the per share amount payable to, the other holders of the applicable class of our Common Stock in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our Common Stock; provided that holders of our Class B Common Stock will not be entitled to receive consideration in the form of cash or property (other than stock consideration) in connection with any such merger, consolidation or other business combination.
Liquidation or Dissolution
Upon our liquidation or dissolution, the holders of all classes of our Common Stock are entitled to their respective par value, and the holders of our Class A Common Stock will then be entitled to share ratably in those of its assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of our Preferred Stock then outstanding. Other than their par value, the holders of our Class B Common Stock and our Class G Common Stock will not have any right to receive a distribution upon our liquidation or dissolution.
Conversion and Exchange
Subject to the terms of the OpCo LLC Agreement, the members of Vacasa Holdings (other than Vacasa, Inc.) may from time to time cause Vacasa Holdings to redeem any or all of their OpCo Units in exchange for, at our election (subject to certain exceptions), either cash (based on the market price for a share of our Class A Common Stock) or shares of our Class A Common Stock. At our election, such transactions may be effectuated via a direct exchange of our Class A Common Stock by us for the redeemed OpCo Unit. In the event that OpCo Units are redeemed (whether for cash or shares of Class A Common Stock), our Certificate of Incorporation provides that we will cause an equal number of shares of Class B Common Stock to be retired, which shares of Class B Common Stock may not be reissued.
Pursuant to the Certificate of Incorporation, the shares of our Class G Common Stock issued convert into shares of our Class A Common Stock, in increments of one-third each, when the closing price of our Class A Common Stock on the securities exchange on which they are then listed equals or exceeds certain price thresholds for any 20 days within a 30 trading-day period. The first price threshold is $12.50 per share, the second price threshold is $15.00 per share, and the third price threshold is $17.50 per share (in each case, as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like). The number of shares of our Class A Common Stock that will be issued upon the conversion of the applicable shares of our Class G Common Stock following the satisfaction of each trading price condition described above will equal the Class G First Conversion Amount (as defined below) upon the occurrence of the first price threshold, the Class G Second Conversion Amount (as defined below) upon the occurrence of the second price threshold, and the Class G Third Conversion Amount (as defined below) upon the occurrence of the third price threshold.
The “Class G First Conversion Amount” is determined by adding the Class G First FPA Conversion Amount plus the Class G First IPO Conversion Amount. The “Class G First FPA Conversion Amount” is defined as (A) the quotient of (i) the total number of shares of our Class A Common Stock issued pursuant to the Forward Purchase Agreements (including a designated number of shares of our Class A Common Stock issued to a certain investor and excluding a number of shares of our Class A Common Stock equal to the sum of (x) the number of shares of our Class A Common Stock issued at a price per share of less than $10.00 under the Forward Purchase Agreements or Subscription Agreements minus (y) the number of shares of our Class A Common Stock that would have been issued under the Forward Purchase Agreements or Subscription Agreements at a price per share of $10.00) (the “FPA Shares”) divided by (ii) 85%, minus (B) the sum of (i) the FPA Shares and (ii) the quotient of the FPA Shares divided by 90%, minus the FPA Shares (the “Class F FPA Conversion Amount”). The “Class G First IPO Conversion Amount” is defined as the product of (1) (A) the quotient of (i) the total number of all Class A ordinary shares of TPG Pace (“TPG Pace Class A Shares”) issued and outstanding upon completion of the initial public offering of TPG Pace (the “TPG Pace IPO and, such shares, the “SPAC IPO Shares”) divided by (ii) 85%, minus (B) the sum of (i) the SPAC IPO Shares and (ii) the product of (1) (A) the quotient of the SPAC IPO Shares divided by (ii) 90%, minus (B) the SPAC IPO Shares, multiplied by (2) one minus the Forfeiture Rate (the “Class F IPO Conversion Amount”), multiplied by (2) one minus the Forfeiture Rate.
The “Forfeiture Rate” means a number which shall not be less than zero, equal to (x) the product of the quotient of (i) the number of shares of TPG Pace Class A Shares redeemed prior to the closing of the Business Combination (the “Closing”) divided by (ii) the SPAC IPO Shares, minus (B) 20%, multiplied by (y) 50%.
The “Class G Second Conversion Amount” is determined by adding the Class G Second FPA Conversion Amount plus the Class G Second IPO Conversion Amount. The “Class G Second FPA Conversion Amount” is defined as (A) the quotient of (i) the FPA Shares divided by (ii) 80%, minus (B) the sum of (i) the FPA Shares, (ii) the Class F FPA Conversion Amount and (iii) the Class G First FPA Conversion Amount. The “Class G Second IPO Conversion Amount” is defined as the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) 80% minus (B) the sum of (i) the SPAC IPO Shares, the Class F IPO Conversion Amount and (ii) the Class G First IPO Conversion Amount, multiplied by one minus the Forfeiture Rate.
The “Class G Third Conversion Amount” is determined by adding the Class G Third FPA Conversion Amount plus the Class G Third IPO Conversion Amount. The “Class G Third FPA Conversion Amount” is defined as (A) the quotient of (i) the FPA Shares divided by (ii) one minus 25%, minus (B) the sum of (i) the FPA Shares, (ii) the Class F FPA Conversion Amount, (iii) the Class G First FPA Conversion Amount and (iv) the Class G Second FPA Conversion Amount. “Class G Third IPO Conversion Amount” is defined as the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 25%, minus the sum of (i) the SPAC IPO Shares, (ii) the Class F IPO Conversion Amount, (iii) the Class G First IPO Conversion Amount and (iv) the Class G Second IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.
In addition, immediately prior to the closing of any Strategic Transaction (as defined in the Certificate of Incorporation, but primarily including certain change-in-control transactions) that results in all of the holders of our Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property of another person, the Class G Common Stock then outstanding will automatically convert into shares of Class A Common Stock at the Class G Strategic Transaction Ratio (as defined below) and, as a result, will be entitled to share in the cash, securities or other property received by the holders of Class A Common Stock in connection with such Strategic Transaction. The “Class G Strategic Transaction Ratio” is defined as a ratio such that the aggregate number of shares of Class A Common Stock issuable upon the conversion of all shares of Class F common stock of the Company, par value of $0.00001 per share (the “Class F Common Stock”), and Class G Common Stock in the aggregate, on an as-converted basis, would represent no more than 25% of the sum of (i) the total number of all TPG

Pace Class A Shares issued and outstanding upon completion of the TPG Pace IPO (without giving effect to any redemptions in connection with the Closing), plus (ii) the total number of shares of Class A Common Stock issued or deemed issued or issuable upon the conversion of the shares of Class F Common Stock and Class G Common Stock, plus (iii) unless waived by the holders of a majority of the shares of Class G Common Stock then in issue, the FPA Shares, equal to: (A) the number of shares of Class G Common Stock then outstanding, multiplied by (B) a fraction, the numerator of which is the Black Scholes per share value of the Class G Common Stock (as determined by a third-party selected by our board of directors) and the denominator of which is the per share value of the Class A Common Stock in the strategic transaction as of immediately prior to the closing of such transaction; provided the fraction shall not exceed 1.
Any shares of Class G Common Stock that remain outstanding on the tenth anniversary of the Closing will be automatically transferred to Vacasa, Inc. for no consideration and will be retired and cancelled in accordance with the Certificate of Incorporation.
Our Class A Common Stock and our Class B Common Stock are not subject to any conversion rights.
Other Provisions
None of our Class A Common Stock, Class B Common Stock or Class G Common Stock has any pre-emptive or other subscription rights.
Preferred Stock
The Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of our Preferred Stock. Our board of directors will be authorized, subject to limitations prescribed by Delaware law and the Certificate of Incorporation, to determine the terms and conditions of our Preferred Stock, including whether the shares of our Preferred Stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences, and rights of the shares. Our board of directors will also be authorized to designate any qualifications, limitations, or restrictions on the shares without any further vote or action by the stockholders. The issuance of our Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of Vacasa, Inc. and may adversely affect the voting and other rights of the holders of our Class A Common Stock, Class B Common Stock and Class G Common Stock, which could have a negative impact on the market price of our Class A Common Stock. We have no current plan to issue any shares of our Preferred Stock.
Exclusive Forum
The Certificate of Incorporation provides, unless we consent in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of us, (2) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, agent, or other employee or stockholder of ours to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, or (4) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. The Certificate of Incorporation also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of its capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws
The provisions of our Certificate of Incorporation and the Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of our Class A Common Stock.
Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our board of directors.
These provisions include:
Classified Board.   Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. The Certificate of Incorporation also provides that, subject to any rights of holders of any series of our Preferred Stock then outstanding to elect additional directors under specified circumstances and to the Stockholders Agreement (if then in effect), the number of directors will be fixed exclusively pursuant to a resolution adopted by the board of directors.
In addition, the Certificate of Incorporation provides that, other than directors elected by holders of any series of our Preferred Stock then outstanding pursuant to the terms of such Preferred Stock and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement, (i) until such time as the holders of Vacasa Holdings equity prior to the Business Combination (including for this purpose the owners of the Blockers with respect to their indirect interest in Vacasa Holdings equity and the holders of vested Vacasa Holdings unit appreciation rights and the holders of vested options to purchase shares of TK Newco common stock) (the “Existing VH Holders”) (other than the Blockers) and the Blockers, collectively, in the aggregate, beneficially own less than forty percent (40%) of the shares of Class A Common Stock beneficially owned by the Existing VH Holders (other than the Blockers) and the Blockers, collectively, in the aggregate, as measured immediately following the Closing (the “Sunset Date”), directors may be removed with or without cause by the affirmative vote of holders representing a majority of the total voting power of the issued and outstanding Common Stock, voting together as a single class, and (ii) from and after the Sunset Date directors may only be removed for cause and by the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding Common Stock, voting together as a single class.
Action by Written Consent; Special Meetings of Stockholders.   The Certificate of Incorporation provides that, subject to the Stockholders Agreement, (i) until the Sunset Date, stockholder action may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action to be taken is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) after the Sunset Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and Bylaws also provide that, subject to any special rights of the holders of any series of our Preferred Stock and except as otherwise required by law, (i) until the Sunset Date, special meetings of the stockholders can be called by the Secretary (as defined in the Certificate of Incorporation) at the request of holders representing 25% of the total voting power of our Common Stock, and (ii) after the Sunset Date, special meetings of the stockholders can only be called by our board of directors. Except as described above, stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting.
Advance Notice Procedures.   The Bylaws have established an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders.

Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting; provided that, subject to our certificate of incorporation and the Stockholders Agreement, until the Sunset Date, any holder of record of at least 25% in voting power of our outstanding capital stock entitled to vote in an election of directors may nominate any person for election at an annual meeting or at a special meeting in person at the annual meeting or special meeting, without prior notice. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Vacasa, Inc.
Super-Majority Approval Requirements.   The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that, following the Sunset Date, the affirmative vote of holders representing 66 2∕3% of the total voting power of our issued and outstanding Common Stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change, or repeal specified provisions of the Certificate of Incorporation, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders, and amendment of our certificate of incorporation and bylaws, among others. The Certificate of Incorporation provides that, following the Sunset Date, the affirmative vote of the holders of 66 2/3% of the total voting power of our outstanding Common Stock entitled to vote in the election of directors will be required for the stockholders to amend our bylaws. This requirement of a super-majority vote to approve amendments to the Certificate of Incorporation and Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but Unissued Shares.   Authorized but unissued shares of our Common Stock and Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of our Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger, or otherwise.
Business Combinations with Interested Stockholders.   Our Certificate of Incorporation provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, the Certificate of Incorporation contains provisions that have a similar effect to Section 203, except that they provide that the Existing VH Holders, their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them and, accordingly, will not be subject to such restrictions.
Limitations on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation limits the liability of our directors and officers to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Corporate Opportunities
Our Certificate of Incorporation provides that, to the fullest extent permitted by law, we renounce any interest or expectancy in any transaction or matter that may be a corporate opportunity for us, and no stockholder or director of Vacasa, Inc. or any of its subsidiaries (other than a director that is also an officer of Vacasa, Inc. or any of its subsidiaries) (each such stockholder or director, an “Exempted Person”) will have any duty to present such corporate opportunity to us, nor will any Exempted Person be liable to us or our affiliates or stockholders for breach of any duty by reason of such Exempted Person pursuing such opportunity, directing such opportunity to another person, or otherwise failing to present such opportunity to us. Our Certificate of Incorporation further provides that no Exempted Person will have any duty not to engage in the same or similar business activities or lines of business as us or any of our subsidiaries, including those deemed to be in competition with us.
Registration Rights
Pursuant to the Registration Rights Agreement, as well as the terms of the Subscription Agreements and Forward Purchase Agreements, the stockholders party thereto are entitled to certain “demand” registration rights, as well as certain “piggy-back” registration rights with respect to other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act (subject, in each case, to certain exceptions and limitations). We have agreed to bear the expenses incurred in connection with the filing of any such registration statements.
Transfer Agent and Registrar
The transfer agent for our common stock is Continental Stock Transfer & Trust Company. Each person investing in our Class A Common Stock held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A Common Stock.
For as long as any shares of our Class A Common Stock are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Class A Common Stock (including securities exercisable for or convertible into our Class A Common Stock) reflected in the register administered by our transfer agent.
Listing of Class A Common Stock
Our Class A Common Stock is listed on Nasdaq under the symbol “VCSA.”

SELLING SHAREHOLDERS
This prospectus relates to the resale from time to time of an aggregate of 317,447,755 shares of our Class A Common Stock, including shares of Class A Common Stock outstanding on the date of this prospectus, as well as shares of Class A Common Stock we may issue from time to time to certain Selling Shareholders (i) in exchange for OpCo Units currently held, directly or indirectly, by the existing securityholders of Vacasa Holdings prior to the Business Combination, upon the terms and subject to the conditions set forth in the OpCo LLC Agreement and our Certificate of Incorporation (excluding those OpCo Units that remained subject to time-based vesting requirements as of the initial filing date of the registration statement of which this prospectus forms a part), and (ii) upon the conversion of shares of our Class G Common Stock pursuant to the terms of our Certificate of Incorporation. The Selling Shareholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the donees, pledgees, transferees, assignees, designees, distributees or other successors-in-interest who later come to hold any of the Selling Shareholders’ interest in the Class A Common Stock other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Shareholders, certain beneficial ownership information with respect to the Selling Shareholders, and the aggregate number of shares of Class A Common Stock that the Selling Shareholders may offer pursuant to this prospectus. This table was prepared based on information provided to us by the Selling Shareholders, and it is possible that certain of such Selling Shareholders may have sold, transferred or otherwise disposed of some or all of the securities shown below subsequent to the date as of which they provided such information.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock appreciation rights, the settlement of restricted stock units (“RSUs”), or the vesting of OpCo Units that remain subject to time-based vesting requirements (and the issuance of an equal number of shares of Class B Common Stock in connection therewith), in each case, within 60 days of December 31, 2022. Shares subject to stock appreciation rights that are currently exercisable or exercisable within 60 days of December 31, 2022, and RSUs or OpCo Units that are currently vested or that will vest within 60 days of December 31, 2022 (and, in the case of such OpCo Units, the shares of Class B Common Stock issued or issuable in connection with such vesting), are considered outstanding and beneficially owned by the person holding such stock appreciation rights, RSUs or OpCo Units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership of shares of our Class A Common Stock is based on 236,351,254 shares of Class A Common Stock issued and outstanding as of December 31, 2022.
Unless otherwise noted, the address for each beneficial owner listed below is c/o Vacasa, Inc., 850 NW 13th Avenue, Portland, Oregon 97209.
Name of Selling Shareholder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offering
			Number	Percentage
American Bankers Insurance Group, Inc. (1)	7,083,444	7,083,444	—	—
CFIP II (TPG), LLC(2)	100,000	100,000	—	—
Chad Cohen(3)	95,186	64,591	30,595	*
Chris Terrill(4)	439,572	408,977	30,595	*
Craig Smith(5)	542,720	306,065	236,655	*
Eric Breon(6)	61,855,156	169,277	—	—
FirstMark Capital OF III, L.P.(7)	1,578,948	1,578,948	—	—
Jamie Cohen(8)	642,903	386,372	256,531	*

Name of Selling Shareholder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offering
			Number	Percentage
Karter V. Peterson	10,000	10,000	—	—
Kenmay Fund Investors LLC(9)	2,529,849	2,529,849	—	—
Kennedy G. Peterson	10,000	10,000	—	—
Level Equity Management(10)(11)	40,085,456	40,085,456	—	—
Mossytree Inc.(11)(12)	61,685,879	61,685,879	—	—
NSG IV Unblocked AIV, L.P.(13)	5,261,361	5,261,361	—	—
Ohana Holdings, LLC(14)	5,446,548	5,446,548	—	—
PAR Investment Partners, L.P.(15)	2,800,000	2,631,579	168,421	*
Partners for Growth IV, L.P.(16)	2,028,820	2,028,820	—	—
Peterson Capital Partners L.P.(17)	1,070,659	1,070,659	—	—
Riverwood(11)(18)	55,459,969	55,459,969	—	—
Silver Lake(11)(19)	110,898,651	110,898,651	—	—
Tarrant Remain Co III, L.P.	474,000	474,000	—	—
TPG Pace Solutions Sponsor, Series LLC(11)(20)	12,028,693	12,028,693	—	—
FPA Investor Group 1	56,527	56,527	—	—
FPA Investor Group 2	400,000	400,000	—	—
FPA Investor Group 3	65,000	65,000	—	—
FPA Investor Group 4	528,450	200,000	328,450	*
FPA Investor Group 5	1,606,433	1,473,158	133,275	*
FPA Investor Group 6	1,902,106	1,902,106	—	—
FPA Investor Group 7	750,000	750,000	—	—
OpCo Unitholder Group 1(21)	26,424	26,424	—	—
OpCo Unitholder Group 2(22)	1,100,079	1,100,079	—	—
OpCo Unitholder Group 3(23)	2,286,842	1,755,323	531,519	—

*
Less than one percent

(1)
Consists of 7,083,444 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units. American Bankers Insurance Group, Inc. is a wholly-owned subsidiary of Assurant, Inc., a public company listed on the New York Stock Exchange under the symbol “AIZ.” The Assurant Ventures Investment Committee has voting and investment control over these securities. Messrs Keith Demmings, Bob Lonergan, Mike Campbell, Vadim Lipovetsky and Paul Meggs, as members of the Assurant Ventures Investment Committee, are natural persons with voting and investment power over the securities held by American Bankers Insurance Group, Inc. Each of the members of the Assurant Ventures Investment Committee disclaims beneficial ownership of such securities. The address for American Bankers Insurance Group, Inc. is c/o Assurant, Inc., Corporate Secretary’s Office, 11222 Quail Roost Drive, Miami, Florida 33157.

(2)
Mr. James G. Coulter, as president of CFIP II (TPG), LLC, has voting and investment power over these securities. The address for CFIP II (TPG), LLC is 301 Commerce Street, Suite 3150, Fort Worth, Texas 76102.

(3)
Class A Common Stock beneficially owned consists of shares that may be issued on a one-for-one basis in exchange for OpCo Units (88,386 of which are vested, and 6,800 of which will vest by March 1, 2023). The shares of Class A Common Stock being offered hereby consist of shares that may be issued on a one-for-one basis in exchange for OpCo Units held directly by Vacasa Employee Holdings LLC (“Vacasa Employee Holdings”), excluding those OpCo Units that remained subject to time-based vesting requirements as of the initial filing date of the registration statement of which this prospectus forms a part. Mr. Cohen holds membership interests in Vacasa Employee Holdings which (subject to the satisfaction of time-based vesting requirements to which the corresponding OpCo Units are subject) may be exchanged on a one-for-one basis for OpCo Units and a corresponding number of shares of Class B Common Stock. Mr. Cohen is a member of our board of directors.
(4)
Class A Common Stock beneficially owned consists of shares that may be issued on a one-for-one basis in exchange for OpCo Units (432,772 of which are vested, and 6,800 of which will vest by March 1, 2023). The shares of Class A Common Stock being offered hereby consist of shares that may be issued on a one-for-one basis in exchange for OpCo Units, 344,386 of which are held directly by Mr. Terrill, the remainder of which are held by Vacasa Employee Holdings, and exclude those OpCo Units that remained subject to time-based vesting requirements as of the initial filing date of the registration statement of which this prospectus forms a part. Mr. Terrill holds membership interests in Vacasa Employee Holdings which (subject to the satisfaction of time-based vesting requirements to which the corresponding OpCo Units are subject) may be exchanged on a one-for-one basis for OpCo Units and a corresponding number of shares of Class B Common Stock. Mr. Terrill is a member of our board of directors.

(5)
Class A Common Stock beneficially owned consists of 24,763 shares of Class A Common Stock and an additional 517,957 shares that may be issued on a one-for-one basis in exchange for OpCo Units (470,870 of which are vested, and 47,087 of which will vest by March 1, 2023). The shares of Class A Common Stock being offered hereby consist of shares that may be issued on a one-for-one basis in exchange for OpCo Units held directly by Vacasa Employee Holdings, excluding those OpCo Units that remained subject to time-based vesting requirements as of the initial filing date of the registration statement of which this prospectus forms a part. Mr. Smith holds membership interests in Vacasa Employee Holdings which (subject to the satisfaction of time-based vesting requirements to which the corresponding OpCo Units are subject) may be exchanged on a one-for-one basis for OpCo Units and a corresponding number of shares of Class B Common Stock. Mr. Smith is our Chief Commercial Officer.

(6)
The shares of Class A Common Stock being offered hereby were issued upon the exercise of stock appreciation rights into which the unit appreciation rights granted to Mr. Breon under our 2016 Plan were converted in connection with the Business Combination. The shares of Class A Common Stock beneficially owned by Mr. Breon also include the shares held by Mossytree Inc. and the shares issuable to Mossytree Inc. on a one-for-one basis in exchange for OpCo Units held by such entity, all of which are being offered hereby. See footnote (12) below. Mr. Breon is a member of our board of directors and served as our Chief Executive Officer from December 2009 to February 2020.

(7)
Messrs Richard Heitzmen and Amish Jani, as managers of the general partner of FirstMark Capital OF III, L.P., have voting and investment power over these securities. Each of Messrs Heitzmen and Jani disclaims beneficial ownership over these securities. The address for each of the entities referenced in this footnote is 100 Fifth Avenue, Floor 3, New York, New York 10011.

(8)
Class A Common Stock beneficially owned consists of 24,707 shares of Class A Common Stock and an additional 618,196 shares that may be issued on a one-for-one basis in exchange for OpCo Units (540,921 of which are vested, and 77,275 of which will vest by March 1, 2023). The shares of Class A Common Stock being offered hereby consist of shares that may be issued on a one-for-one basis in exchange for OpCo Units held directly by Vacasa Employee Holdings, excluding those OpCo Units that remained subject to time-based vesting requirements as of the initial filing date of the registration statement of which this prospectus forms a part. Ms. Cohen holds membership interests in Vacasa Employee Holdings which (subject to the satisfaction of time-based vesting requirements to which the corresponding OpCo Units are subject) may be exchanged on a one-for-one basis for OpCo Units and a corresponding number of shares of Class B Common Stock. Ms. Cohen is our Chief Financial Officer.

(9)
Consists of shares of Class A Common Stock that were issued on a one-for-one basis in exchange for OpCo Units. Ms. Sarajane Kempster, Ms. Angie Yee and Mr. Peter James Stent, as directors of the managing member of Kenmay Fund Investors LLC, have voting and investment power over these securities. The address for Kenmay Fund Investors LLC is P.O. Box 501, 18 Forum Lane, 2nd Floor, Camana Bay, Grand Cayman KY1-1106, Cayman Islands.

(10)
Consists of (i) 901,795 shares of Class A Common Stock held by Level Equity Opportunities Fund 2015, L.P. and up to 6,522,894 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity, (ii) 868,798 shares of Class A Common Stock held by Level Equity Opportunities Fund 2018, L.P. and up to 5,430,421 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity, (iii) 4,553,127 shares of Class A Common Stock held by LEGP II AIV(B), L.P., (iv) 43,661 shares of Class A Common Stock held by LEGP I VCS, LLC and up to 4,693,350 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity, (v) 113,911 shares of Class A Common Stock LEGP II VCS, LLC and up to 12,244,835 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity, and (vi) 43,437 shares of Class A Common Stock held by Level Equity — VCS Investors, LLC and up to 4,669,227 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity. The general partner of each of Level Equity Opportunities Fund 2015, L.P. and LEGP II AIV(B), L.P. is Level Equity Partners II (GP), L.P. The general partner of Level Equity Partners II (GP), L.P. is Level Equity Associates II, LLC. The general partner of Level Equity Opportunities Fund 2018, L.P. is Level Equity Partners IV (GP), L.P. The general partner of Level Equity Partners IV (GP), L.P. is Level Equity Associates IV, LLC. The sole member of LEGP I VCS, LLC is Level Equity Growth Partners I, L.P. The general partner of Level Equity Growth Partners I, L.P. is Level Equity Partners (GP), LLC. The managing member of Level Equity Partners (GP), LLC is Level Equity Professionals, L.P. The general partner of Level Equity Professionals, L.P. is Level Equity Associates, LLC. The sole member of LEGP II VCS, LLC is LEGP II AIV(NB), L.P. The general partner of LEGP II AIV(NB), L.P. is Level Equity Partners II (GP), L.P. The general partner of Level Equity Partners II (GP), L.P. is Level Equity Associates II, LLC. The sole manager of Level Equity — VCS Investors, LLC is Level Equity Management, LLC. The managing members of each of Level Equity Associates, LLC, Level Equity Associates II, LLC, Level Equity Associates IV, LLC and Level Equity Management, LLC are Ben Levin, a member of our board of directors, and George McCulloch. The address for each of the entities referenced above is c/o 140 East 45th Street, 42nd Floor, New York, New York 10017.

(11)
As a result of the Stockholders Agreement (as described elsewhere in this prospectus under the heading “Description of Capital Stock”), TPG Pace Solutions Sponsor, Series LLC (“TPG Sponsor”), Silver Lake, Riverwood, Level Equity Management and Mossytree Inc. may be deemed to be a group for purposes of Section 13(d) of the Exchange Act. Each of TPG Sponsor, Silver Lake, Riverwood, Level Equity Management and Mossytree Inc. disclaims ownership of any shares which may be deemed beneficially owned solely by reason of the Stockholders Agreement.

(12)
Consists of 567,889 shares of Class A Common Stock held by Mossytree Inc. and up to 61,117,990 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity. Eric Breon, a member of our board of directors and our former Chief Executive Officer, is the President of Mossytree Inc. The address for Mossytree Inc. is Oregon Registered Agent LLC, 5305 River Rd N, Suite B Keizer, Oregon 97303.

(13)
Consists of shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units. Each of Messrs. Marc Lederman, Michael DiPiano and Glenn Rieger, as managing members and officers of NSG IV GP, LLC, the general partner of NSG IV Unblocked AIV, L.P., has voting and investment power over these securities. The address for NSG IV Unblocked AIV, L.P. is 555 E. Lancaster Avenue, Suite 300, Radnor, Pennsylvania 19087.

(14)
Consists of shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units. Each of Mr. Timothy Sarhatt and Mr. Matthew J. Deakin, as vice presidents of Ohana Holdings, LLC; Mr. Jeffrey R. Alvord, as manager of Ohana Holdings, LLC; and Mr. Pierre M. Omidyar, as trustee of the trust that owns Ohana Holdings, LLC, have voting and investment power over the securities held by such entity. Each of Messrs. Sarhatt, Alvord and Deakin disclaims beneficial ownership of the securities held by Ohana Holdings, LLC. The address for Ohana Holdings, LLC is 720 University Avenue, Suite 200, Los Gatos, California 95032.

(15)
All shares of Common Stock are held directly by PAR Investment Partners, L.P. (“PAR”). PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group II, L.P., which is the general partner of PAR, has investment discretion and voting control over shares held by PAR. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR. The address for each of the entities referred to in this footnote is 200 Clarendon Street, Floor 48, Boston, Massachusetts 02116.
(16)
Mr. Andrew Kahn, as the manager of Partners for Growth IV, LLC, the general partner of Partners for Growth IV, L.P., has voting and investment power over these securities and disclaims beneficial ownership thereof. The address for each of the entities referred to in this footnote is 1751 Tiburon Boulevard, Tiburon, California 94920.

(17)
Mr. Karl Peterson, as president of Peterson Capital Partners L.P., has voting and investment power over these securities. The address for Peterson Capital Partners L.P. is 301 Commerce Street, Suite 3300, Fort Worth, Texas, 76102. Mr. Peterson is a member of our board of directors.

(18)
Class A Common Stock beneficially owned consists of (i) 16,502,075 shares of Class A Common Stock held by RW Industrious Blocker L.P., (ii) 135,751 shares of Class A Common Stock held by RW Vacasa AIV L.P. and up to 14,592,445 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity, (iii) 75,320 shares of Class A Common Stock held by Riverwood Capital Partners II (Parallel-B) L.P. and up to 8,096,506 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity, (iv) 695,685 shares of Class A Common Stock held by RCP III (A) Blocker Feeder L.P., (v) 5,556,670 shares of Class A Common Stock held by RCP III Blocker Feeder L.P., (vi) 43,998 shares of Class A Common Stock held by RCP III Vacasa AIV L.P. and up to 4,729,635 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity, (vii) 13,384 shares of Class A Common Stock held by RCP III (A) Vacasa AIV L.P. and up to 1,438,769 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by RCP III (A) Vacasa AIV L.P., and (viii) 32,995 shares of Class A Common Stock held by Riverwood Capital Partners III (Parallel-B) L.P. and up to 3,546,736 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity. Class B Common Stock beneficially owned consists of shares of Class B Common Stock issued on a one-for-one basis in respect of the OpCo Units referred to in the preceding sentence. The general partner of RW Industrious Blocker L.P., RW Vacasa AIV L.P. and Riverwood Capital Partners II (Parallel-B) L.P. (collectively, “Riverwood Capital II”) is Riverwood Capital II L.P. The general partner of Riverwood Capital II L.P. is Riverwood Capital GP II Ltd. Riverwood Capital II L.P. and Riverwood Capital GP II Ltd. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by Riverwood Capital II. All investment decisions with respect to the shares held by Riverwood Capital II are made by a majority vote of an investment committee, comprised of several members. All voting decisions over the shares held by Riverwood Capital II are made by a majority vote of Riverwood Capital GP II Ltd.’s multiple shareholders. No single natural person controls investment or voting decisions with respect to the shares held by Riverwood Capital II. The general partner of RCP III (A) Blocker Feeder L.P., RCP III Blocker Feeder L.P., RCP III Vacasa AIV L.P., RCP III (A) Vacasa AIV L.P., and Riverwood Capital Partners III (Parallel-B) L.P. (collectively, “Riverwood Capital III”) is Riverwood Capital III L.P. The general partner of Riverwood Capital III L.P. is Riverwood Capital GP III Ltd. Riverwood Capital III L.P. and Riverwood Capital GP III Ltd. may be deemed to have voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by Riverwood Capital III. All investment decisions with respect to the shares held by Riverwood Capital III are made by a majority vote of an investment committee, comprised of several members. All voting decisions over the shares held by Riverwood Capital III are made by a majority vote of Riverwood Capital GP III Ltd.’s multiple shareholders. No single natural person controls investment or voting decisions with respect to the shares held by Riverwood Capital III. The shareholders and investment committee members of Riverwood Capital GP II Ltd. and Riverwood Capital GP III Ltd. disclaim beneficial ownership of all shares held by Riverwood Capital II and Riverwood Capital III, respectively, for the purposes of Sections 13(d) and 13(g) of the Securities Act. The address for each of the entities referenced above is c/o Riverwood Capital, 70 Willow Road, Suite 100, Menlo Park, California 94025.

(19)
The securities beneficially owned by Silver Lake are comprised of (i) 62,023,126 shares of Class A Common Stock held by SLP V Venice Feeder I, L.P., and (ii) 450,488 shares of Class A Common Stock held by SLP Venice Holdings, L.P. and up to 48,425,037 shares of Class A Common Stock that may be issued on a one-for-one basis in exchange for OpCo Units held by such entity. The general partner of

SLP Venice Holdings, L.P. is SLP V Aggregator GP L.L.C. Silver Lake Technology Associates V, L.P. is the managing member of SLP V Aggregator GP L.L.C. and the general partner of SLP V Venice Feeder I, L.P. The general partner of Silver Lake Technology Associates V, L.P. is SLTA V (GP), L.L.C. The managing member of SLTA V (GP), L.L.C. is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss. The address for each of the entities referenced above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(20)
Consists of (i) 3,801,845 shares of Class A Common Stock, and (ii) up to 8,226,848 shares of Class A Common Stock that may be issuable upon the conversion of our Class G Common Stock upon the occurrence of certain triggering events set forth in our Certificate of Incorporation, as described elsewhere in this prospectus under “Description of Capital Stock — Common Stock — Conversion and Exchange.” The managing member of TPG Pace Solutions Sponsor, Series LLC is TPG Pace Governance, LLC, which is controlled by David Bonderman, James G. Coulter, Jon Winkelried and Karl Peterson, a member of our board of directors. The address for each of the entities referenced in this footnote is 301 Commerce St., Suite 3300, Fort Worth, Texas 76102.

(21)
Consists of shares of Class A Common Stock that may be (or were, after the initial filing date of the registration statement of which this prospectus forms a part) issued on a one-for-one basis in exchange for OpCo Units issued directly to certain individuals and entities that held equity interests in Vacasa Holdings prior to the Business Combination, including certain former members of our management team.

(22)
Consists of shares of Class A Common Stock that may be (or were, after the initial filing date of the registration statement of which this prospectus forms a part) issued on a one-for-one basis to certain former members of our management team in exchange for OpCo Units held directly by Vacasa Employee Holdings.

(23)
The shares of Class A Common Stock being offered hereby consist of shares that may be (or were, after the initial filing date of the registration statement of which this prospectus forms a part) issued on a one-for-one basis to certain current and former members of our management team in exchange for OpCo Units held directly by Vacasa Employee Holdings, excluding OpCo Units that remained subject to time-based vesting requirements as of the initial filing date of the registration statement of which this prospectus forms a part.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such shares of Class A Common Stock.
Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares of Class A Common Stock registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock in this offering. See “Plan of Distribution.”
Other than as described above or elsewhere in this prospectus or the documents incorporated by reference herein, none of the Selling Shareholders has any material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION
The Selling Shareholders, which, as used herein, includes donees, pledgees, transferees, assignees, designees, distributees or other successors-in-interest selling shares of our Class A Common Stock or interests in our Class A Common Stock received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock or interests in our Class A Common Stock on any stock exchange, market or trading facility on which shares of our Class A Common Stock, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Shareholders may use any one or more of the following methods when disposing of their shares of Class A Common Stock or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
one or more underwritten offerings;

•
block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
distributions to their members, partners or shareholders;

•
short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•
directly to one or more purchasers;

•
through agents;

•
broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares of Class A Common Stock at a stipulated price per share;

•
through loans or pledges of the shares, including to a broker-dealer or an affiliate thereof;

•
any other method permitted pursuant to applicable law; and

•
a combination of any such methods of sale.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this prospectus. The Selling Shareholders also may transfer shares of our Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our Class A Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Shareholders from the sale of shares of our Class A Common offered by them will be the purchase price of such shares of our Class A Common Stock less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders.
The Selling Shareholders also may in the future resell a portion of our Class A Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Class A Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock may be underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, at the time a particular offer is made, the number of shares of our Class A Common Stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the respective purchase prices and public offering prices, and any applicable discounts, commissions, concessions or other compensation with respect to such offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our Class A Common Stock offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock by bidding for or purchasing shares of Class A Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Under the Registration Rights Agreement, the Subscription Agreements and the Forward Purchase Agreements, we have agreed to indemnify the Selling Shareholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Shareholders may be required to make with respect thereto. In addition, we and the Selling Shareholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
Under the Registration Rights Agreement, the Subscription Agreements and the Forward Purchase Agreements, we have agreed to maintain the effectiveness of this registration statement until all securities registered pursuant thereto have been sold under this registration statement or Rule 144 under the Securities Act, are no longer outstanding, or otherwise cease to constitute registrable securities under the terms of such agreements. In addition, we have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Shareholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. Unless otherwise set forth in a prospectus supplement, the Selling Shareholders will receive all the net proceeds from the resale of shares of our Class A Common Stock.
A Selling Shareholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock pursuant to the distribution through a registration statement.
We have agreed to pay all fees and expenses incident to the registration of shares of our Class A Common Stock to be offered and sold pursuant to this prospectus, which we expect to be approximately $0.3 million.

LEGAL MATTERS
Latham & Watkins LLP has passed upon the validity of the Class A Common Stock offered by this prospectus and certain other legal matters related to this prospectus. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Vacasa, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of TurnKey Vacation Rentals, Inc. as and for the year ended December 31, 2020 incorporated by reference in this prospectus, have been audited by Maxwell Locke & Ritter LLP, independent auditors, as set forth in their report incorporated by reference herein. The financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The financial statements of TPG Pace Solutions Corp. as of January 8, 2021 and for the period from January 4, 2021 (inception) through January 8, 2021 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

VACASA, INC.
317,447,755 SHARES OF CLASS A COMMON STOCK
PROSPECTUS
January 18, 2023